Exhibit 10.1

August 2, 2010

Dear Emilia:

It is a pleasure to present this offer letter regarding your joining the bebe team. The following details summarize your position, compensation, benefits, and other pertinent information relative to your employment with bebe stores, inc. (“Employer” or “Company” or “bebe”).

1.                                      Effective Date of Agreement:  This Agreement will be effective once fully executed.

2.                                      Position:

You will be employed as President of bebe stores, inc.  You will work in our Los Angeles Design Studio (and will need to travel from time to time) and will have direct responsibility for the bebe division, including its merchandising, design, planning and allocation, on-line sales, production, marketing and retail planning.  You will report to Manny Mashouf, provided that if Manny Mashouf is no longer serving as the CEO or Chairman of the Company and no longer controls the Company, you shall be required to report only to the Company’s Board of Directors.  You will provide your best efforts and all of your business time toward the fulfillment of your duties hereunder.  For clarity and not intended as an exhaustive list, you will not be responsible over the COO/CFO and any areas governed under that role, nor for the 2b bebe division.  Your start date will be August 9, 2010 (“Start Date”).

3.                                      Sign-On Bonus:

Within 30 days of the Effective Date, you will be paid a sign-on bonus in the amount of $150,000 (grossed up for tax and withholding purposes so that you shall net $150,000 after the payment of all applicable federal and state taxes and withholdings) (“Sign-On Bonus”). Should you resign or be separated from the Company for “Cause” (as defined below) within 12 months of your Start Date, you shall repay the pro-rata share of said Sign-On Bonus, calculated based on the amount of months remaining until said 12 months has elapsed divided by said 12 months.

4.                                      Compensation:

We are offering you the following compensation package:

a.                                      Base Salary:

Your base salary will be $600,000.00 per year.  Salaries are earned and paid in bi-weekly increments.

b.                                      Bonus:

Fiscal Year 2011 — you will receive 50% of your base salary should the goals as established by the board for you be achieved.  If achieved, bonus earned per the plans terms for fiscal year 2011 will be prorated based on your hire date.  For Fiscal Years 2012 and beyond, you will be eligible for bonuses per the bebe discretionary bonus plan and per the goals to be set by the board. To be eligible for bonus for any fiscal year, you must be employed at the time of bonus pay out for that fiscal year.

c.                                       Stock Options:

I. Time Vest Options:

After acceptance of this offer and upon your Start Date you would receive an option to purchase 200,000 shares of bebe common stock, subject to vesting and other standard provisions of the company’s 1997 Stock Plan, as amended, including vesting over 4 years on a 20/20/30/30 percent yearly basis.  The grant date and consequently the Fair Market Value (FMV) or exercise/strike price, would be set as of the market closing price on your Start Date.

II. Time Based Restricted Stock Units (TBRSU’s):

After acceptance of this offer and upon your Start Date, you would be granted $375,000 worth of TBRSUs which will vest 1/3, 1/3 and 1/3 on each of your 1st, 2nd and 3rd anniversaries (of your Start Date) respectively. The number of TBRSU’s granted and the fair market value of said stock shall be calculated at the closing price on your Start Date.  You must be employed on any of the 1st, 2nd or 3rd anniversaries of your Start Date for vesting of the relevant 1/3 RSUs as described above, to vest.

III.  Notwithstanding the foregoing, and with the exception noted below, upon a Change in Control as defined in the Company’s 1997 Stock Plan Section 13(b), all options and RSUs referenced in this offer letter shall accelerate, vest and issue.  However, in the case where (a) the company is not privately held, (b) Manny Mashouf control less than 50% of the outstanding shares but still retains directional authority over the company and his position as Chairman of the Board, and (c) no other person or entity owns more shares than Manny owns, this would not qualify as a Change in Control for purposes of this paragraph c(III).

5.                                      Benefits:

a.                                      Employee Stock Purchase Plan:

You will be eligible to participate in the Employee Stock Purchase Plan.

b.                                      bebe Benefits Plan:

I.              You will be eligible to participate in the bebe Benefits Plan.  You will be subject to the group program’s terms and provisions, limitations, exclusions, and the Company’s eligibility requirements, which will be explained to you during the benefits orientation.  Generally, you will receive substantially the same benefits as are provided to other senior executive officers of bebe stores, inc.

II.         For bebe executives, paid time off (PTO) is discretionary and will not be accrued. The opportunity to take PTO is contingent upon the executive’s workload and ability to manage their schedule. As such, you will be eligible to take a maximum of 18 days of PTO per year, and 5 personal days.

6.                                      At-Will Employment:

bebe stores, inc.’s employment relationship with employees is an “at-will” arrangement where the employment relationship is voluntary and based on mutual consent.  You may leave your employment at any time, and bebe stores, inc. reserves the right to terminate your employment at any time, with or without cause.  Nothing said to you or promised to you by anyone other than a specific, written agreement signed by the Chief Executive Officer of the Company will change this at-will arrangement

7.                                      Company Policies:

As an employee of bebe stores, inc., you will be subject to and required to adhere to all of the company’s policies and procedures pertaining to its employees, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.  This includes, among others, all policies relating to standards of conduct, conflicts of interest, insider trading and compliance with the company’s rules and regulations.

8.                                      Arbitration Agreement: You agree that if any disputes should arise between you and bebe stores, inc. (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of your employment with bebe, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator.  This means that disputes will be decided by an arbitrator rather than a court or jury, and that both you and bebe stores, inc. waive our rights to a court or jury trial.  You understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed.  bebe shall choose the arbitration association/entity and such arbitration shall take place in Los Angeles California.

You agree that all disputes between you and bebe stores, inc. are covered by this Arbitration Agreement to the fullest extent permitted by law.  This includes claims for wrongful discharge, discrimination, harassment, and any injury to your physical, mental, or economic interests.  Also, you agree that all disputes are covered by this Arbitration Agreement whether based on claimed violations of statutory, contractual, or common law rights.

Disputes between you and bebe stores, inc. that are not covered by this Agreement include claims for unemployment insurance or workers’ compensation, and claims under the National Labor Relations Act or those heard exclusively by the Labor Commissioner.  This Agreement does not interfere with either party’s right to pursue a provisional remedy in court pursuant to California Code of Civil Procedure, section 1281.8.

The arbitration shall be conducted in accordance with the rules set forth in the Code of Civil Procedure, section 1280 and following (and any successor statute).  The parties may engage in discovery pursuant to C.C.P. 1283.05.  They have the right to be represented by an attorney or representative of their choosing.  The arbitrator’s decision will be rendered in writing, and shall provide the legal and factual basis for the decision.  This agreement to arbitrate survives the termination of your employment with bebe.  The arbitrator shall have the authority to award all remedies that would otherwise be available under applicable law in court, but no more than that, with respect to the claims in question.  In addition, the parties agree to share equally in paying the arbitrator’s fees and expenses, as well as the cost, if any, of the room where the arbitration hearing is conducted.  However, each party shall pay their own attorneys’ fees; except the arbitrator shall have the authority to award reasonable attorneys’ fees and costs to the prevailing party where allowed by statute.

9.                                      Work Eligibility Documents:

As a condition of your employment with bebe stores, inc., you will be required to provide evidence of your identity and eligibility for employment in the United States.  It is required that you bring the appropriate documentation with you at the time of employment.  You also agree your employment is subject to clearance of background checks, to which you agree to submit.

10.                               Termination Prior to Expiration of term and effects of such termination:

Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following:

(i) For “Cause”, upon the determination by Manny Mashouf  (or in the case of Mr. Mashouf’s absence, the Employer’s Board of Directors) that “Cause” exists for the termination of the employment relationship. The term “Cause” shall mean [a] Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; [b] Employee has been convicted of a felony; [c] Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [d] Employee’s involvement in a conflict of interest which is defined as any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its divisions, or involves a possible conflict of interest as reasonably determined by the Company in good faith and for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [e]

Employee has engaged in conduct that Employee knows or should know is materially injurious to Employer, or any of its respective divisions; [f] Employee’s breach of any provision of this Agreement or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach, or [g] Employee violates the Foreign Corrupt Practices Act or other applicable United States law.  It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of the employment relationship by Employer is delegated to Manny Mashouf (or in the case of Mr. Mashouf’s absence, to the Employer’s Board of Directors);

(ii) for any reason not stated in Section 10(i), (iii) or (iv), including without cause;

(iii) upon Employee’s death; or

(iv) upon Employee’s becoming disabled so as to entitle Employee to benefits under bebe’s long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee’s duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

10.1 The termination of Employee’s employment by Employer shall constitute a termination “for Cause” if made pursuant to Section 10(i) and also Section 10 (iii) or (iv). The effect of such termination is as follows:

(i) If Employee’s employment hereunder shall be terminated by Employer for Cause, all compensation and all benefits shall cease and terminate as of the date of termination.  Employee shall be entitled to her earned but unpaid base salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested at the date of such termination.

(ii) Upon termination of the employment relationship as a result of Employee’s death, Employee’s heirs, administrators, or legatees shall be entitled to any earned but unpaid base salary through the date of such termination, but Employee’s heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested to Employee at the date of such termination.

(iii) Upon termination of the employment relationship as a result of Employee’s incapacity, Employee shall be entitled to her earned but unpaid base salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested to Employee at the date of such termination.

(iv) Upon a resignation or abandonment or other termination of the employment relationship by Employee (“Voluntary Termination”), without Good Reason (as defined below), all compensation and benefits shall cease and terminate as of the date of termination.  Employee shall be entitled to her earned but unpaid base salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested at the date of such termination.

10.2        Employee shall have the right to terminate employment with Good Reason.  For purposes of this offer letter, “Good Reason” means any of the following, without the Employee’s consent: (a) a material and adverse change in duties (as described in Section 2 above); (b) a reduction in base compensation; or (c) a relocation of Employee’s principal workplace to outside Los Angeles County during the first 4 years of employment.  Notwithstanding the foregoing, the Employee shall not be treated as terminating her employment for Good Reason  unless: (i) Employee terminates this Agreement no later than 6 months following the initial existence of one or more of the above-referenced conditions; and (ii) the Employee provides to the Company a written notice of the existence of the above-referenced condition(s) within 90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.

11.                               Severance:

In the event that the company terminates you under Section 10(ii), or in the event you terminate your employment (i) with Good Reason pursuant to Section 10.2 or (ii) based on the Company’s material breach under this agreement (and in either such event, after employee has provided company notice of said breach and 30-days to cure and such breach remains uncured), and you have signed a full release of all claims you have or may have against the Company, you will be entitled to receive, as your sole compensation, consideration and benefit, base salary continuation (payable on the company’s normal pay schedule) for a 12-month period following such termination.  For clarity and not as an exhaustive list (and except as specifically provided in the second paragraph of this Section 11 related to such termination which occurs within the first 12 months of your employment), in such case you shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested at the date of such termination.  However, if you are employed through the end of a particular fiscal year, but such termination as described in this Section 11 occurs sometime thereafter but before bonuses for that fiscal year are to be paid out, and you are deemed to have earned a bonus (or portion of bonus) and would have been paid such bonus (or portion thereof) but for the fact you were not employed at the time of payout, you would be entitled to such bonus (or portion thereof).

Notwithstanding the above, if termination occurs per this paragraph 11 during the first 12 months of your employment, 40,000 (or 20%) of the Time Vest Options and $125,000 worth of your TBRSUs shall immediately vest and be issued.

12.                               Other:

12.1         You represent and warrant to the Company that there are no restrictions, agreements or understandings whatsoever to which you are a party that would prevent or make unlawful your execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of her duties under this Agreement.  You agree to defend, indemnify and hold harmless bebe in the case of a claim made against bebe which alleges contrary.

12.2         Counterparts; Facsimile . This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

12.3         Confidentiality and Restrictive Covenants.

In the course of your employment with the Company, you will be provided with access to the Company’s trade secrets and confidential information. In an effort to protect the Company’s trade secrets and confidential information, among other reasons, you agree as follows:

You shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

You agree not to disclose to Company or use for its benefit any confidential information that you may possess from any prior employers or other sources which is their Confidential Information and/or if you are otherwise restricted from so using.

Upon your separation from the Company for any reason, you agree to immediately return all materials and Confidential information.

You acknowledge the Company has spent considerable time and expense building teams, personnel, sources and partnerships with 3rd parties, and as part of this agreement, you agree that for a period of 12-months from the date of your separation (again, separation for any reason), you will not induce or solicit or otherwise aid or assist in any way, directly or indirectly, any bebe employee to leave his or her position with the Company nor will you induce or attempt in any way for one of its suppliers or 3rd party partners to change its relationship with bebe.  Nothing herein stated shall preclude you from hiring any person who has not been employed by the Company for at least 12 months.

In the specific case as outlined in Section 11 above, and for only the 12-month period during which you would be paid by the bebe pursuant to that Section, you agree you will not work for, consult with or otherwise assist any other apparel related company.  If you do so, the Company’s sole remedy shall be that you shall no longer be entitled to the payments described in Section 11.

You agree to disclose these restrictive covenants with any future employer or entity with whom you are doing business for a period of 12-months following your separation with the Company (again, separation for any reason).

For purposes of this paragraph “Confidential Information” means any information the Company regards as confidential or proprietary and which you learn or develop during or related to your employment, including, but not limited to, the Company’s products, suppliers, pricing, costs, sourcing, design, fabric, processes and methods of operation, marketing plans, projections, financial information, manuals and other guide tools, trade secrets and other information that may provide bebe with a competitive advantage, software, systems and all IT information and material, the names and addresses of the Company’s employees, agents, factories, suppliers, licensees and other 3rd party partners.

You agree to assign the Company any right you may have in any Confidential Information.

12.4         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

12.5         Section 409A Compliance.

(I)  GENERAL. IT IS THE INTENTION OF BOTH THE COMPANY AND THE EMPLOYEE THAT THE BENEFITS AND RIGHTS TO WHICH THE EMPLOYEE IS ENTITLED PURSUANT TO THIS AGREEMENT COMPLY WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE REGULATIONS ISSUED THEREUNDER (COLLECTIVELY “CODE SECTION 409A”) TO THE EXTENT THAT THE

REQUIREMENTS OF CODE SECTION 409A ARE APPLICABLE THERETO, AND THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN A MANNER CONSISTENT WITH THAT INTENTION.  IF THE EMPLOYEE OR THE COMPANY BELIEVES, AT ANY TIME, THAT ANY SUCH BENEFIT OR RIGHT THAT IS SUBJECT TO CODE SECTION 409A DOES NOT SO COMPLY, THE PARTIES SHALL NEGOTIATE REASONABLY AND IN GOOD FAITH TO AMEND THE TERMS OF SUCH BENEFITS AND RIGHTS SUCH THAT THEY COMPLY WITH (OR ARE EXEMPT FROM) CODE SECTION 409A.

(II)  DISTRIBUTIONS ON ACCOUNT OF SEPARATION FROM SERVICE.  TO THE EXTENT REQUIRED TO COMPLY WITH CODE SECTION 409A, ANY PAYMENT OR BENEFIT REQUIRED TO BE PAID UNDER THIS AGREEMENT ON ACCOUNT OF TERMINATION OF THE EMPLOYEE’S EMPLOYMENT, SERVICE (OR ANY OTHER SIMILAR TERM) SHALL BE MADE ONLY IN CONNECTION WITH A “SEPARATION FROM SERVICE” WITH RESPECT TO THE EMPLOYEE WITHIN THE MEANING OF CODE SECTION 409A (A “SEPARATION FROM SERVICE”), AND ANY SUCH PAYMENT OR BENEFITS SHALL NOT BE PAID UNTIL THE SIXTIETH (60TH) DAY FOLLOWING THE EMPLOYEE’S SEPARATION FROM SERVICE.  ANY PAYMENTS THAT WOULD HAVE BEEN MADE TO THE EMPLOYEE DURING THE SIXTY (60) DAY PERIOD IMMEDIATELY FOLLOWING THE SEPARATION FROM SERVICE BUT FOR THE PRECEDING SENTENCE SHALL BE PAID TO THE EMPLOYEE ON THE SIXTIETH (60TH) DAY FOLLOWING THE EMPLOYEE’S SEPARATION FROM SERVICE AND THE REMAINING PAYMENTS SHALL BE MADE AS PROVIDED HEREIN.

(III)  SIX MONTH DELAY FOR SPECIFIED EMPLOYEES.  IN THE EVENT THAT THE EMPLOYEE IS A “SPECIFIED EMPLOYEE” (AS DESCRIBED IN CODE SECTION 409A) AT THE TIME OF HER SEPARATION FROM SERVICE, AND (A) ANY PAYMENT OR BENEFIT PAYABLE PURSUANT TO THIS AGREEMENT CONSTITUTES DEFERRED COMPENSATION UNDER CODE SECTION 409A, AND (B) THE COMPANY DETERMINES (AFTER CONSULTATION WITH ITS COUNSEL) THAT SUCH PAYMENT OR BENEFIT IS SUBJECT TO THE SIX-MONTH DELAY REQUIREMENT DESCRIBED IN CODE SECTION 409A(2)(B) IN ORDER FOR SUCH PAYMENT OR BENEFIT TO COMPLY WITH THE REQUIREMENTS OF CODE SECTION 409A, THEN NO SUCH PAYMENT OR BENEFIT SHALL BE MADE BEFORE THE DATE THAT IS SIX MONTHS AFTER THE EMPLOYEE’S SEPARATION FROM SERVICE (OR, IF EARLIER, THE DATE OF THE EMPLOYEE’S DEATH). ANY PAYMENT OR BENEFIT DELAYED BY REASON OF THE PRIOR SENTENCE SHALL BE PAID OUT OR PROVIDED IN A SINGLE LUMP SUM AT THE END OF SUCH REQUIRED DELAY PERIOD IN ORDER TO CATCH UP TO THE ORIGINAL PAYMENT SCHEDULE.

(IV)  TREATMENT OF EACH INSTALLMENT AS A SEPARATE PAYMENT.  FOR PURPOSES OF APPLYING THE PROVISIONS OF CODE SECTION 409A TO THIS AGREEMENT, EACH SEPARATELY IDENTIFIED AMOUNT TO WHICH THE EMPLOYEE IS ENTITLED UNDER THIS AGREEMENT SHALL BE TREATED AS A SEPARATE PAYMENT.  IN ADDITION, TO THE EXTENT PERMISSIBLE UNDER CODE SECTION 409A, ANY SERIES OF INSTALLMENT PAYMENTS UNDER THIS AGREEMENT SHALL BE TREATED AS A RIGHT TO A SERIES OF SEPARATE PAYMENTS.

(v) Reimbursement of Expenses. To the extent that any reimbursements provided under this Agreement constitute deferred compensation under Code Section 409A, such reimbursements shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, provided however, that reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this paragraph solely because such arrangements provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which such arrangements remain in effect, (B) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (C) the Employee’s right to such  reimbursement shall not be subject to liquidation or exchange for any other benefit.

This offer letter supersedes any prior discussions, agreements, understandings, offers or statements made to you during the interview process.  This offer letter and referenced materials represent the entire agreement regarding your position with bebe.  If you are in agreement with the provisions of this employment offer, please sign, date, and return the original of this letter to the CEO, acknowledging your understanding and acceptance; retain a copy for your records. Again, the Effective Date of this agreement is stated in paragraph 1 above.

We are excited about you joining the team at bebe stores, inc., and I look forward to working with you.

ACKNOWLEDGEMENT AND ACCEPTANCE

My signature below acknowledges my understanding and acceptance of the terms and conditions set forth in this letter.

/s/ Emilia Fabricant	August 2, 2010
Emilia Fabricant

/s/ Manny Mashouf	August 2, 2010
Manny Mashouf, Chairman & CEO